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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                         THREE MONTHS
                                                        ENDED MARCH 31,
                                                    -------------------------
                                                       2001           2002
                                                    ---------       ---------
Computation of Earnings:
  Income (loss) before income taxes and minority
   interests                                        $(68,639)       $(102,432)
  Add:
    Fixed charges (as computed below)                 74,330           84,328
                                                    --------        ---------
                                                    $  5,691        $ (18,104)
                                                    ========        =========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                  $ 44,494        $  52,065
  Amortization of deferred financing
   costs and discounts on long-term debt              22,161           24,254
  Interest component of operating lease
   expense                                             7,675            8,009
                                                    --------        ---------
    Fixed charges                                     74,330           84,328
  Preferred stock dividends                           19,505           20,105
                                                    --------        ---------
    Combined fixed charges and preferred
     stock dividends                                $ 93,835        $ 104,433
                                                    ========        =========
Ratio of Earnings to Fixed Charges                        --               --
                                                    ========        =========
Deficiency of Earnings to Cover Fixed Charges       $ 68,639        $ 102,432
                                                    ========        =========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                    --               --
                                                    ========        =========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends        $ 88,144        $ 122,537
                                                    ========        =========